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                                                                     Exhibit 2.1

                            Stock Purchase Agreement
                            ------------------------

       This Stock Purchase Agreement ("Agreement") is made as of November 28, 2001, by and among (i) Encore Medical Corporation, a Delaware corporation ("Buyer"), (ii) Richard T. Niner and Robert W. Cruickshank as Trustees of, and on behalf of, the Robert L. McNeil, Jr. 1983 Trust, under Trust Agreement dated November 30, 1983 ("McNeil Trust"), (iii) Chatt Investment L.P., a Delaware limited partnership ("CLIP"), (iv) Paul D. Chapman a resident of Hamilton County, Tennessee, Scott A. Klosterman, a resident of Hamilton County, Tennessee, Charles M. Thomas, a resident of Hamilton County, Tennessee and David
C. Linville a resident of Hamilton County, Tennessee (collectively, the "Management Option Holders", and (v) those other shareholders who execute this Agreement on or before Closing pursuant to Section 12.15 (the "Other Shareholders") (the McNeil Trust, CLIP, the Management Option Holders and the Other Shareholders are collectively referred to as "Sellers", who, as of the date of this Agreement, represent 100% of the Class A Shares and at least 80% of the Class B Shares).

                                    RECITALS

       Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of Chattanooga Group, Inc., a Delaware corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

       For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.     DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Accounts Receivable" -- as defined in Section 3.8.

"Acquired Companies" -- the Company and its Subsidiaries, collectively.

"Adjustment Amount" -- as defined in Section 2.5.

"Agreement" -- as defined in the first paragraph of this Agreement.

"Applicable Contract" -- any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

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"Balance Sheet" -- as defined in Section 3.4.

"Best Efforts" -- the efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, but shall not include any obligation
(a) to make any payment, incur any cost, commit any resource, or forego any payment, which in each case is material, or (b) to initiate any suit or proceeding.

"Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Buyer" -- as defined in the first paragraph of this Agreement.

"Class A Shares" -- as defined in Section 3.3.

"Class B Shares" -- as defined in Section 3.3.

"Cleanup" -- any investigation, cleanup, removal, containment, or other remediation or response action.

"CLIP" -- as defined in the first paragraph of this Agreement.

"Closing" -- as defined in Section 2.3.

"Closing Balance Sheet" -- as defined in Section 2.6.

"Closing Date" -- the date as of which the Closing actually takes place.

"Closing Debt" -- as defined in Section 2.2(b).

"Commitment Letters" -- as defined in Section 4.6.

"Company" -- as defined in the Recitals of this Agreement.

"Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

       (a)    the sale of the Shares by Sellers to Buyer;

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       (b)    the execution, delivery, and performance of the Employment
Agreements, the Sellers' Releases, the Escrow Agreement and all other documents or agreements executed, delivered and performed in connection with this Agreement; and

       (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement.

"Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages" -- as defined in Section 10.2.

"Department of Commerce Investigation" -- the Department of Commerce investigation of the Chattanooga Group, Inc. export practices with respect to
(i) unlawfully trading with an embargoed country, and (ii) unlawfully preparing export documentation.

"Disclosure Letter" -- the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement, as the same may be amended by Sellers pursuant to Section 5.5 hereof.

"Employment Agreements" -- as defined in Section 7.7.

"Encumbrance" -- any charge, claim, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

       (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

       (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

       (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for costs of Cleanup or corrective action required by applicable

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Environmental Law or Occupational Safety and Health Law (whether or not such
Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

       (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S). 9601 et seq., as amended ("CERCLA").

"Environmental Law" -- any Legal Requirement that requires or relates to:

       (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

       (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

       (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

       (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

       (e)    protecting resources, species, or ecological amenities;

       (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

       (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

       (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Escrow Agent" -- as defined in Section 2.4(d).

"Escrow Agreement" -- as defined in Section 2.4.

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"Escrowed Proceeds" -- as defined in Section 2.2.

"Facilities" -- any real property, leaseholds, or other interests in real property currently or formerly (within the past 5 years) owned or operated by any Acquired Company and any buildings, plants or structures currently or formerly (within the past 5 years) owned or operated by any Acquired Company.

"GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

"Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" -- any:

       (a)    federal, state, local, municipal, foreign, or other government;

       (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

       (c) body properly exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

"Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Intellectual Property Assets" -- as defined in Section 3.22.

"Interim Balance Sheet" -- as defined in Section 3.4.

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"IRC" -- the Internal Revenue Code of 1986, as amended, or any successor law, and Treasury Regulations.

"IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Joinder Agreement" -- as defined in Section 5.9.

"June 30, 2002 Deferred Tax Asset" -- as defined in Section 2.5.

"Knowledge of Sellers" -- Sellers will be deemed to have "Knowledge" of a particular fact or other matter if any of the following individuals is actually aware of such fact or matter: Paul D. Chapman, Scott A. Klosterman, Charles M. Thomas, David C. Linville, Ronald G. Strackbein, Richard T. Niner, Robert W. Cruickshank, D. Christopher Le Vine, and Robert L. McNeil, Jr.

"Law" -- any statute, law, rule, regulation, ordinance or other pronouncement having the effect of law of any Governmental Body.

"Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, Law, principle of common law, or treaty.

"Management Option Holders" -- as defined in the first paragraph of this Agreement.

"McNeil Trust" -- as defined in the first paragraph of this Agreement.

 "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Option" -- the right to acquire a Class B Share at a set price issued pursuant to the Chattanooga Group Stock Option Plan.

"Option Holders" -- those holders of Options listed on Exhibit A attached hereto.

"Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day

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operations of such Person.

"Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"Other Shareholders" -- as defined in the first paragraph of this Agreement.

"Outstanding Shares" -- as defined in Section 2.2(a).

"Per Share Closing Proceeds" -- as defined in Section 2.2(a).

"Per Share Escrow Proceeds" -- as defined in Section 2.2(a).

"Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Plan" -- as defined in Section 3.13.

"Pro Rata Share" -- that percentage set forth opposite each Seller's name on Schedule A hereto, as the same may be amended from time to time, under the column marked "Pro Rata Share."

"Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Purchase Price" -- as defined in Section 2.2.

"Related Person" -- with respect to a particular individual:

     (a)  each other member of such individual's Family;

     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

     (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

     (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in

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a similar capacity).

With respect to a specified Person other than an individual:

     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

     (b)  any Person that holds a Material Interest in such specified Person;

     (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

     (d)  any Person in which such specified Person holds a Material Interest;

     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

     (f)  any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

"Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Sellers" -- as defined in the first paragraph of this Agreement.

"Seller's Closing Documents" -- as defined in Section 3.2.

"Sellers' Releases" -- as defined in Section 2.4.

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"Sellers' Representative" -- as defined in Section 12.16.

"Shares" -- as defined in Section 3.3.

"Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax" -- all federal, state, local, foreign or other governmental net income, profit, franchise, gross receipts, sales, use, intangibles, ad valorem, transfer, employment, payroll, withholding, occupation, property, excise, licenses or stamp taxes, custom duties, or other taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

"Tax Return" -- any return (including any information return), report, statement or form filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax.

"Tendered Shares" -- as defined in Section 7.8.

"Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing, or if any other event has occurred or any other circumstances exist, that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Treasury Regulations" -- regulations issued by the IRS pursuant to the IRC.

"Update"-- as defined in Section 5.5.

"Warrant" -- the right to acquire 25,000 Class B Shares pursuant to that certain Warrant Agreement issued by the Company to the McNeil Trust and dated August 3, 1999.

"Warrant Holder" -- McNeil Trust.

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2.   SALE AND TRANSFER OF SHARES; CLOSING

2.1  SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell, transfer and deliver the Tendered Shares to Buyer, free and clear of any Encumbrance, and Buyer will purchase the Tendered Shares from Sellers.

2.2  PURCHASE PRICE

     (a) The aggregate maximum purchase price (the "Purchase Price") for the Tendered Shares will be Thirty-One Million Five Hundred Thousand Dollars ($31,500,000) plus the Adjustment Amount. The purchase price to be paid by Buyer for each of the Tendered Shares (prior to payment of the Adjustment Amount) shall be the quotient of (i) Thirty-One Million Five Hundred Thousand Dollars ($31,500,000), divided by (ii) the sum of (A) the number of Tendered Shares, and
(B) the number of Class A Shares and Class B Shares outstanding at Closing not including the Tendered Shares (such sum, the "Outstanding Shares"). Pursuant to
Section 2.4(b)(i), at Closing, the Buyer shall pay (i) to the Sellers' Representative for the account of each Seller other than CLIP and (ii) to CLIP, for each Tendered Share (the "Per Share Closing Proceeds") of such Seller an amount equal to the quotient of (A) Twenty-Nine Million Dollars ($29,000,000), divided by (B) the Outstanding Shares. The aggregate amount of Purchase Price paid to the Sellers at Closing (prior to payment of the Adjustment Amount) shall be a maximum of Twenty-Nine Million Dollars ($29,000,000). Each Seller (other than CLIP) hereby authorizes Sellers' Representative to apply their respective share of the Per Share Closing Proceeds to the payment in full of any indebtedness owed to the Company that was incurred by such Seller in connection with the exercise of any Option or Warrant related to any Tendered Share and that is outstanding at Closing. Sellers' Representative will immediately pay to each such Seller (other than CLIP) the net amount of the Per Share Closing Proceeds due to such Seller after the payment of such indebtedness owed to the Company by such Seller. Pursuant to Section 2.4(b)(ii), at Closing, the Buyer shall pay to the Escrow Agent for each Tendered Share (the "Per Share Escrow Proceeds") an amount equal to the quotient of (i) Two Million Five Hundred Thousand Dollars ($2,500,000), divided by (ii) the Outstanding Shares. The aggregate amount of the Purchase Price paid to the Escrow Agent at Closing (the "Escrowed Proceeds") shall be a maximum of Two Million Five Hundred Thousand Dollars ($2,500,000) of the Purchase Price and shall be held and disbursed in accordance with the terms and conditions of the Escrow Agreement.

     (b) In addition to the Purchase Price, Buyer shall at Closing pay off the outstanding balances on the following debts of the Company (collectively, the "Closing Debt"):

          (i) that certain Revolving Loan pursuant to that certain Loan and Security Agreement dated July 30, 1999 with Wachovia Bank, N.A. in the original principal balance of $6,000,000,

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          (ii)   that certain Term Loan dated September 1, 1999 with Wachovia
National Bank in the original principal balance of $3,731,250,

          (iii) that certain Term Loan dated September 1, 1999 with Wachovia National Bank in the original principal balance of $423,306,

          (iv) that Subordinated Promissory Note pursuant to that certain Term Loan Agreement dated December 31, 1998, as amended, payable to the McNeil Trust in the original principal balance of $650,000, and

          (v) the five promissory notes issued pursuant to that certain Term Loan Agreement, dated as of November 1, 1996, by and between the Company and Robert L. McNeil, Jr. (d/b/a the Evergreen Company), in an aggregate original principal balance of $1,300,000.

2.3  CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 100 Congress Ave., Suite 1200, Austin, Texas 78701, at 10:00 a.m. (local time) on December 12, 2001 or at such other time and place as the parties may agree. The Closing shall be deemed to have occurred at 11:59 p.m. local time on the Closing Date. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4  CLOSING OBLIGATIONS

At the Closing:

     (a)  Each Seller will deliver to Buyer:

          (i) certificates representing such Seller's Tendered Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

          (ii) solely with respect to the McNeil Trust, CLIP, and each of the Management Option Holders, a release in the form of Exhibit 2.4(a)(ii) executed by each such Seller (collectively, "Sellers' Releases"); and

          (iii) solely with respect to the McNeil Trust, CLIP, and each of the Management Option Holders, a certificate executed by each such Seller certifying to Buyer that each of such Seller's representations and warranties in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date (after giving full effect to all Updates that were delivered by Sellers to Buyer, prior to the Closing Date in accordance with Section 5.5).

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     (b)  Buyer will deliver:

          (i) to (A) Sellers' Representative for the account of each Seller other than CLIP and (B) to CLIP, the Per Share Closing Proceeds for each Tendered Share of such Seller pursuant to Section 2.4(a) by bank cashier's or certified check payable to the order of or by wire transfer to accounts specified by the Sellers' Representative or CLIP;

          (ii) to the Escrow Agent, the aggregate Per Share Escrowed Proceeds by bank cashier's or certified check or by wire transfer to an account specified by the Escrow Agent; and

          (iii) a certificate executed by Buyer certifying to Sellers that each of Buyer's representations and warranties in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date.

     (c) Buyer will pay off the Closing Debt by wire transfer to the accounts specified by each respective lender of the Closing Debt.

     (d) Buyer, Sellers' Representative and CLIP will enter into an escrow agreement in the form of Exhibit 2.4(d) (the "Escrow Agreement") with JP Morgan Chase Bank (the "Escrow Agent").

2.5  ADJUSTMENT AMOUNT

The Purchase Price will be increased or decreased by the Adjustment Amount, as applicable. The Adjustment Amount (which may be a positive or negative number) will be equal to (a) the consolidated stockholders' equity of the Acquired Companies as of the Closing determined in accordance with GAAP, minus (b) the consolidated stockholders' equity of the Acquired Companies as of September 30, 2001, determined in accordance with GAAP. Notwithstanding the foregoing, the consolidated stockholders' equity of the Acquired Companies as of the Closing, and the Closing Balance Sheet, shall treat as an asset (i) the cash or notes paid in satisfaction of the exercise price of the Warrant and any Options exercised at or prior to Closing (including any exercise of the Warrant or Options that is contingent upon the occurrence of the Closing), and the Warrant and all Options exercised by a Seller at or prior to Closing (including the Warrant and any Options exercised contingent upon the occurrence of the Closing) shall be deemed for all purposes of this Agreement to have been exercised immediately prior to the Closing, and (ii) a deferred tax asset in an amount equal to one-twelfth of the previously unrecorded June 30, 2002 deferred tax asset in the amount of $500,000 (the "June 30, 2002 Deferred Tax Asset") for each month or any portion thereof beginning July 1, 2001 and continuing up until and including the Closing Date.

2.6  ADJUSTMENT PROCEDURE

     (a)  Sellers' Representative will prepare the consolidated balance sheet

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("Closing Balance Sheet") of the Company as of 11:59 p.m. local time on the
Closing Date, including a computation of consolidated stockholders' equity as of 11:59 p.m. local time on the Closing Date. The Closing Balance Sheet, including the computation of consolidated stockholders' equity of the Acquired Companies as of the Closing, shall reflect the exercise of the Warrant and of all Options exercised at or before the Closing (including any exercise of the Warrant or Options that is contingent upon the Closing) and shall also reflect all other transactions relating to the Acquired Companies that occur on the Closing Date, except that (i) any transaction relating to the Acquired Companies that Buyer causes to occur on the Closing Date after the actual signing of the Closing documents shall be deemed to occur after the Closing on the Closing Date and shall not be reflected on the Closing Balance Sheet and (ii) no adjustment shall be made to the Closing Balance Sheet by reason of the sale of the Tendered Shares by Sellers to Buyer or a reduction in liabilities by reason of the payoff of the Closing Debt. Subject to Section 2.5, the Closing Balance Sheet (including the computation of consolidated stockholders' equity of the Acquired Companies as of the Closing) shall be prepared in accordance with GAAP consistent with the principles, practices and procedures used in preparation of the Balance Sheet. Sellers' Representative will deliver the Closing Balance Sheet to Buyer within sixty (60) days after the Closing Date. Buyer, the Acquired Companies and their officers and employees shall provide Sellers, their officers and employees with access to the books and records of each Acquired Company, and will cooperate and assist in the preparation of the Closing Balance Sheet. If within thirty (30) days following delivery of the Closing Balance Sheet (the "Review Period"), Buyer has not given Sellers' Representative notice of its objection to the Closing Balance Sheet (such notice must contain a statement of the basis of Buyer's objection), then the consolidated stockholders' equity reflected in the Closing Balance Sheet will be used in computing the Adjustment Amount. If Buyer gives such notice of objection, then the issues in dispute will be submitted to the Accountants (as hereinafter defined) for resolution in accordance with the terms of this Agreement. The Memphis, Tennessee office of Ernst & Young, certified public accountants, shall serve as the "Accountants", provided, that at such time, Ernst & Young has no actual or perceived conflict of interest; and provided, further, that if Ernst & Young is unable to serve as the Accountants, then the Accountants shall be another independent certified public accounting firm of recognized regional or national standing mutually agreeable to Buyer and Sellers' Representative. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and Sellers will each bear 50% of the fees of the Accountants for such determination, provided that Sellers' portion of such fees shall be paid first by deducting such amount from the Adjustment Amount and, if Sellers' portion has not been fully satisfied, second by each Seller paying its Pro Rata Share of such fees. The consolidated stockholders' equity reflected in the Closing Balance Sheet, as revised to give effect to the Accountants' resolution of any disputed issues submitted to it, will be used in computing the final Adjustment Amount.

     (b) Any portion of the Adjustment Amount that is not disputed shall be paid to Buyer or the Sellers, as applicable, within three (3) business days of the end of the Review Period. On the third business day following the final determination of any disputed portion of the Adjustment Amount by the Accountants pursuant to Section 2.6(a), if the Purchase Price is greater than the aggregate of the payments made pursuant to Sections 2.4(b)(i) and 2.4(b)(ii), Buyer will pay the difference to Sellers, and if the Purchase Price is less than such aggregate amount, Sellers will pay the difference to Buyer. All payments will be made together with interest at six percent (6%) compounded daily beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Payments to Sellers must be made in the manner set forth in Section 2.4(b)(i) and each Seller shall be paid its Pro Rata Share thereof. Payments to Buyer must be made by wire transfer to such bank account as Buyer will specify and each Seller shall pay its Pro Rata Share of such payment.

3.   REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the limitations of liability set forth in Section 10, (i) each Seller represents and warrants to Buyer, with respect to itself only and not with respect to any other Seller as to the matters set forth in Sections 3.2 (a), 3.2(c), 3.3(b), 3.17(b), 3.24 and 3.25 (provided that the representations and warranties made in Section 3.24 are only made by the McNeil Trust, CLIP and the Management Option Holders) and (ii) all Sellers severally, but not jointly, represent and warrant to Buyer with respect to the Acquired Companies as to the matters set forth in Sections 3.1, 3.2(b), 3.3(a), 3.3(c) and 3.4 through 3.23 (other than Section 3.17(b)), as follows:

3.1  ORGANIZATION AND GOOD STANDING

     (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including for each Acquired Company other than the Company, the identity of each stockholder, option holder and warrant holder and the number of shares, options and warrants held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it owns or uses, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Acquired Companies taken as a whole.

     (b)  Sellers have delivered or made available to Buyer copies of the

Organizational Documents of each Acquired Company, as currently in effect.

3.2  AUTHORITY; NO CONFLICT

     (a) This Agreement constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Upon the execution and delivery by such Seller of the Escrow Agreement, the Seller's Release and all other documents or agreements executed by such Seller in connection herewith, (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms. Such Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform its obligations under this Agreement and the Sellers' Closing Documents.

     (b) Except as set forth in Part 3.2 of the Disclosure Letter, the consummation or performance of any of the Contemplated Transactions by the Acquired Companies will not directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any Acquired Company, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company;

          (iv) contravene, conflict with, or result in a violation or breach of any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract; or

          (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Part 3.2 of the Disclosure Letter, no Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except for such notices or Consents, the failure of which to give or obtain would not have a material adverse effect on the Acquired Companies taken as a whole.

     (c) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement or such Seller's Closing Documents by such Seller nor the consummation or performance of any of the Contemplated Transactions by such Seller will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which such Seller may be subject;

          (ii) cause Buyer or any Acquired Company to become subject to, or to become liable for the payment of, in each case with respect to the transfer of the Tendered Shares, any share transfer tax or real property transfer tax based upon the transfer of a controlling interest in real property, in each case to the United States or any State or municipality thereof;

          (iii) result in the imposition or creation of any Encumbrance upon or with respect to the Tendered Shares of such Seller.

Except as set forth in Part 3.2 of the Disclosure Letter, such Seller is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement by such Seller or the consummation or performance of any of the Contemplated Transactions by such Seller, except for such notices or Consents, the failure of which to give or obtain would not have a material adverse effect on the Acquired Companies taken as a whole.

3.3  CAPITALIZATION

     (a) The authorized equity securities of the Company consist of 100,000 shares of Class A Common Stock ("Class A Shares"), par value $0.25 per share and 3,900,000 shares of Class B Common Stock ("Class B Shares"), par value $0.25 per share, of which 56,269 shares of Class A Shares and 2,033,307 shares of Class B Shares are issued and outstanding (collectively, the "Shares"). There are 25,000 Warrants outstanding and 238,000 Options outstanding as of the date of this Agreement, all of which will either have been exercised or extinguished at or immediately prior to Closing, in accordance with the respective terms thereof. With the exception of the Shares, Options and Warrants, all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. Except for the Chattanooga Group Stock Option Plan, the Options and the Warrants or as set forth on Part 3.3 of the Disclosure Letter, there are no

Contracts to which any Acquired Company is a party relating to the issuance, sale, or transfer of any equity securities of any Acquired Company or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement.

     (b) Each Seller represents that (i) on the Closing Date it will be the record and beneficial owner and holder of the Tendered Shares set forth opposite their name on Schedule A, free and clear of all Encumbrances, (ii) as of the date hereof, Schedule A contains a complete list of the number of shares, Options (if any) and Warrants (if any) owned by such Seller, and (iii) except for this Agreement, the Chattanooga Group Stock Option Plan, the Options and the Warrants or as set forth on Part 3.3 of the Disclosure Letter, there are no Contracts to which such Seller is a party relating to the sale or transfer of any equity securities or other securities of any Acquired Company.

     (c) No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired
Companies) or any direct or indirect equity or ownership interest in any other business.

3.4  FINANCIAL STATEMENTS

The Acquired Companies have delivered to Buyer: (a) audited consolidated balance sheets of the Acquired Companies as at June 30 in each of the years 2000 and 2001 (the balance sheet for the calendar year ended June 30, 2001, being hereinafter referred to as the "Balance Sheet"), and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended (including the notes thereto), together with the report thereon of Arthur Andersen LLP, independent certified public accountants, (b) an unaudited consolidated balance sheet of the Acquired Companies as at September 30, 2001 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income and cash flow for the three (3) months then ended. Except as set forth in Part 3.4 of the Disclosure Schedule, such financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes. Except as set forth in Part 3.4 of the Disclosure Schedule, the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

3.5  BOOKS AND RECORDS

Except as set forth on Part 3.5 of the Disclosure Letter, the books of account, minute books, stock record books, and other records of the Acquired Companies (other than with respect to any committees of the Boards of Directors of the Acquired Companies), all of which have been made available to Buyer, (i) are complete and correct in all material respects, and (ii) since July 1, 1999, have been maintained pursuant to an adequate system of internal accounting controls. To the Knowledge of Sellers, the minute books of the Acquired Companies contain materially accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders or Boards of Directors has been held for which minutes have not been prepared and are not contained in such minute books. To the Knowledge of the Sellers, the minute book of the Company contains materially accurate and complete records of all meetings held of, and corporate actions taken by, (i) the audit committee of the Company for the past 3 years, and (ii) the compensation committee of the Company since June 20, 2001. To the Knowledge of the Sellers, no other committee of the Company has existed during the past 3 years. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

3.6  TITLE TO PROPERTIES; ENCUMBRANCES

Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other real property interests therein owned by any Acquired Company. The Acquired Companies have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Companies and relating to such property or interests. Except as set forth in Part 3.6 of the Disclosure Letter, the Acquired Companies own, lease or have the right to use (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business, and the personal assets of employees and vendor-owned assets used to provide services to or by an Acquired Company in the Ordinary Course of Business). All subsequently purchased or acquired properties and assets were acquired in the Ordinary Course of Business, except as listed in Part 3.6 of the Disclosure Letter. Except as set forth in Part 3.6 of the Disclosure Letter, all material tangible personal properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except for
(a) assets held under capital leases disclosed, or not required to be disclosed, in Part 3.6 of the Disclosure Letter, (b) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no material default (or event that, with notice or lapse of time or both, would constitute a material default) exists, (c) mortgages or security interests incurred in connection with the purchase of tangible personal property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the tangible personal property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (d) liens for current taxes not yet due. To the Knowledge of Sellers, except (x) as set forth in Part 3.6 of the Disclosure Letter, (y) with respect to any Encumbrance of record or (z) as noted on the title policy issued by Chicago Title and Insurance Company, dated August 19,1999 (policy #43 001 107-00008211) and the survey prepared by Hopkins Surveying Group, dated July 1, 1999, (A) all real properties reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except for (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (ii) zoning laws and other land use restrictions that do not materially impair the present use of the property subject thereto, and (B) all buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Sellers have no actual or beneficial ownership interest in any of the foregoing real property.

3.7  CONDITION AND SUFFICIENCY OF ASSETS

Except as disclosed in Part 3.7 of the Disclosure Schedule, to the Knowledge of Sellers, the buildings, plants, structures, and equipment of the Acquired Companies are in reasonable operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The building, plants, structures, and equipment owned or leased by the Acquired Companies or that the Acquired Companies have the right to use are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.8  ACCOUNTS RECEIVABLE

To the Knowledge of Sellers, all accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or that will be reflected on the Closing Balance Sheet, as applicable, (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business other than extended warranty contracts billing accounted for in accordance with GAAP. To the Knowledge of Sellers, the Accounts Receivable referred to on the Closing Balance Sheet will be collectible in the Ordinary Course of Business, net of the respective reserves shown on the Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Except as disclosed in Part 3.8 of the Disclosure Schedule, there is no contest, claim, or right of set-off in excess of the reserves and other accruals recorded on the Balance Sheet or the Interim Balance Sheet, or that will be recorded on the Closing Balance Sheet, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all accounts receivable of the Acquired Companies as of the date of the Interim Balance Sheet, which list sets forth the aging of such accounts receivable.

3.9   INVENTORY

To the Knowledge of Sellers, all inventory of the Acquired Companies, reflected in the Balance Sheet, the Interim Balance Sheet or that will be reflected on the Closing Balance Sheet, as applicable, consists of, or will consist of, a quality and quantity usable and salable in the Ordinary Course of Business, net of respective reserves shown on the Balance Sheet, Interim Balance Sheet, or that will be shown on the Closing Balance Sheet, as applicable, which reserves are adequate and calculated consistent with past practices. All inventories have been recorded consistent with past practices at the lower of cost or market on a first in, first out basis.

3.10  NO UNDISCLOSED LIABILITIES

Except as set forth in Part 3.10 of the Disclosure Letter, to the Knowledge of Sellers, the Acquired Companies have no material liabilities or obligations required to be disclosed in a balance sheet or related footnotes prepared in accordance with GAAP except for liabilities or obligations reflected or reserved against in the Balance Sheet (including the footnotes thereto) or the Interim Balance Sheet and liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Except as set forth in Part 3.10 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has any outstanding indebtedness for borrowed money except as reflected in the Balance Sheet, the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, or (ii) is a guarantor or otherwise contingently liable on such indebtedness of any other Person.

3.11  TAXES

      (a) The Acquired Companies have filed or caused to be filed (on a timely basis since 1996), or will file or cause to be filed on or before the Closing Date, all Tax Returns that are or were required by Law to be filed by or with respect to any of them, either separately or as a member of a group of corporations, for all taxable years or periods ending on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of any of them) and all such Tax Returns are, or will be on or prior to the Closing Date, true, correct and complete in all material respects. Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such income, property and franchise Tax Returns filed for all taxable periods ending after January 1, 1996 (copies of which have been delivered or made available to Buyer) and a list of all jurisdictions in which sales and use Tax Returns have been filed for all taxable periods ending after January 1, 1996. All Taxes due and payable by the Acquired Companies with respect to such Tax Returns (i) have been, or will be on or prior to the Closing Date, paid or (ii) have been provided for as a liability on the Interim Balance Sheet or, to the extent such Taxes become due and payable after the date of the Interim Balance Sheet, will be provided for as a liability on the Closing Balance Sheet. To the Knowledge of Sellers, there is no investigation pending or threatened by any Governmental Body for any jurisdiction where the Acquired Companies do not file Tax Returns with respect to a given Tax that may lead to an assertion by such Governmental Body that the Acquired Companies are or may be subject to such Tax in such jurisdiction.

     (b) Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments proposed by the IRS to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since July 1, 1996, and the resulting deficiencies (if any) proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, since July 1, 1996, no Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

     (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are determined in accordance with GAAP. No Acquired Company has been informed of any proposed assessment of Tax against it by a Governmental Body except as disclosed in the Interim Balance Sheet or in Part 3.11 of the Disclosure Letter. No Acquired Company has made with respect to it, or any property held by it, any consent to the application of Section 341(f)(2) of the IRC, nor has any Acquired Company made any election under Section 197(f)(9)(B) of the IRC. All Taxes that any Acquired Company is or was required by Law to withhold or collect prior to the Closing Date have been or will, on or before the Closing Date, be duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person or, if not yet due, set aside in accounts for such purposes and accrued on the books of the Acquired Companies, as applicable.

     (d) There is no tax sharing agreement to which any Acquired Company is a party or by which it is bound that will require any payment of Taxes by any Acquired Company after the date of this Agreement. No Acquired Company is, or within the five-year period preceding the Closing Date has been, an "S" corporation.

      (e) There is no contract, agreement, plan, or arrangement that requires a payment by any of the Acquired Companies solely by reason of the transactions contemplated by this Agreement (and without regard to any change in ownership or in effective control occurring after the Closing and without regard to any bonus payments required to be made to any Management Option Holder pursuant to his Employment Agreement following termination of such Management Option Holder's employment thereunder) of any amount that would not be deductible by reason of IRC Section 280G.

      (f) To the Knowledge of Sellers, there are no outstanding requests by the Acquired Companies for rulings with any Governmental Body that would affect the Acquired Companies for periods after the Closing Date. None of the Acquired Companies has (i) executed, become subject to, or entered into any closing agreement pursuant to IRC Section 7121 or any similar or predecessor provision thereof under the IRC or other Tax Law, or (ii) since June 30, 1999, received approval to make or agreed to a change in accounting method, which closing agreement or change in accounting method would materially affect any taxable period of the Acquired Companies ending after the Closing Date. None of the Acquired Companies has any application pending with any Governmental Body requesting permission for any change in accounting method.

3.12  NO MATERIAL ADVERSE CHANGE

Since June 30, 2001, there has not been any material adverse change in the business, operations, properties, assets, or condition of any Acquired Company, and other than changes in the general economic conditions or acts of war or terrorism, to the Knowledge of Sellers, no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change.

3.13  EMPLOYEE BENEFITS

      (a) As used in this Section 3.13, the following terms have the meanings set forth below.

"Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

"Company Plan" means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

"Company VEBA" means a VEBA whose members include employees of any Acquired Company or any ERISA Affiliate of an Acquired Company.

"ERISA Affiliate" means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC
(S)414.

"Multi-Employer Plan" has the meaning given in ERISA (S)3(37)(A).

"Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC (S)132.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Pension Plan" has the meaning given in ERISA (S)3(2)(A).

"Plan" has the meaning given in ERISA (S)3(3).

"Plan Sponsor" has the meaning given in ERISA (S)3(16)(B).

"Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC (S)401(a).

"Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. (S)1301 et seq., other than Multi-Employer Plans.

"VEBA" means a voluntary employees' beneficiary association under IRC
(S)501(c)(9).

"Welfare Plan" has the meaning given in ERISA (S)3(1).

     (a) Except as set forth on Part 3.13(a) of the Disclosure Letter, no Acquired Company nor any ERISA Affiliate maintains, participates in or has ever maintained or participated in any Company VEBA, any Multi-Employer Plan or any defined benefit pension plan or other Title IV Plan, or is subject to any collective bargaining agreement pursuant to which contributions have been made or obligations incurred to any Company Plan or Company Other Benefit Obligation.

     (b) (i) Part 3.13(b)(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations, and identifies as such all Company Plans that are Qualified Plans.

          (ii) Part 3.13(b)(ii) of the Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of each Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA

Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

          (iii) Part 3.13(b)(iii) of the Disclosure Letter sets forth a calculation of the reasonably anticipated liability of the Acquired Companies for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether any Acquired Company is required by this Statement to disclose such information.

          (vi) Part 3.13(b)(iv) of the Disclosure Letter sets forth the reasonably anticipated financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

     (c) The Acquired Companies have delivered to Buyer, or will deliver to Buyer within ten (10) days of the date of this Agreement:

          (i) all documents that set forth the terms of each Company Plan and Company Other Benefit Obligation and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Sellers or the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;

          (ii)   all personnel, payroll, and employment manuals and policies;

          (iii) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

          (iv)   all registration statements filed with respect to any Company
Plan;

          (v) all insurance policies purchased by or to provide benefits under any Company Plan;

          (vi) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation;

          (vii) all reports submitted within the four (4) years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

          (viii) all notifications to employees of their rights under ERISAss.601 et seq. and IRC (S)4980B;

          (ix) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

          (x) all notices that were given by any Acquired Company or any ERISA Affiliate of an Acquired Company or any Company Plan to the IRS or any participant or beneficiary, pursuant to statute, within the four (4) years preceding the date of this Agreement, excluding notices that are expressly mentioned elsewhere in this Section 3.13;

          (xi) all notices that were given by the IRS or the Department of Labor to any Acquired Company, any ERISA Affiliate of an Acquired Company, or any Company Plan within the four years preceding the date of this Agreement; and

          (xii) with respect to Qualified Plans, the most recent determination letter for each Plan of the Acquired Companies that is a Qualified Plan.

     (d) To the Knowledge of Sellers, except as set forth in Part 3.13(d) of the Disclosure Letter:

          (i) The Acquired Companies have performed all of their respective obligations under all Company Plans and Company Other Benefit Obligations. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans, and Obligations that have accrued but are not due.

          (ii) No statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have a material adverse economic consequence to any Acquired Company or to Buyer.

          (iii) The Acquired Companies, with respect to all Company Plans and Company Other Benefits Obligations, are, and each Company Plan and Company Other Benefit Obligation is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13.

                 (A) No transaction prohibited by ERISA (S)406 and no "prohibited transaction" under IRC (S)4975(c) have occurred with respect to any Company Plan.

                 (B) No Seller or Acquired Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                 (C) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either

ERISA or the IRC have been timely provided.

                 (D) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC (S).162 or (S)404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

          (iv) Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

          (v) Since January 1, 2000, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation except for the Chattanooga Group 2000 Stock Option Plan and as required by Law.

          (vi) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

          (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving any Company Plan or Company Other Benefit Obligation is pending or, to the Knowledge of Sellers, is Threatened.

          (viii) No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC (S)401(a) except for the Company's 401(k) plan.

          (ix) Each Qualified Plan of each Acquired Company is qualified in form and operation under IRC (S)401(a); each trust for each such Plan is exempt from federal income tax under IRC (S)501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

          (x) Each Acquired Company and each ERISA Affiliate has made all contributions required under each Company Plan.

          (xi)   No Company Plan is subject to Title IV of ERISA.

          (xii) No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

          (xiii) Except to the extent required under ERISA (S)601 et seq. and IRC (S)4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

          (xiv) Each Acquired Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

          (xv) Sellers and all Acquired Companies have complied with the provisions of ERISA (S)601 et seq. and IRC (S)4980B.

          (xvi) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

3.14  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

      (a)  Except as set forth in Part 3.14 of the Disclosure Letter:

           (i) to the Knowledge of Sellers, each Acquired Company is, and at all times since June 30, 1999 has been, in full compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

           (ii) to the Knowledge of Sellers, no event has occurred since June 30, 1999, or circumstance exists that (with or without notice or lapse of time)
(A) would reasonably be expected to constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any material Legal Requirement, or (B) would reasonably be expected to give rise to any obligation on the part of any Acquired Company to undertake, or to bear a material portion of the cost of, any remedial action of any nature; and

           (iii) to the Knowledge of Sellers, no Acquired Company has received, at any time since June 30, 1999, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual or potential obligation on the part of any Acquired Company to undertake, or to bear a material portion of the cost of, any remedial action of any nature.

      (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company and that is material to the operation of the business of the Acquired Companies as currently conducted. To the Knowledge of Sellers, each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. To the Knowledge of Sellers, except as set forth in Part 3.14 of the Disclosure Letter:

           (i) each Acquired Company is, and at all times since June 30, 1999, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part
3.14 of the Disclosure Letter;

           (ii) no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

           (iii) no Acquired Company has received, at any time since June 30, 1999, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

           (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies.

To the Knowledge of Sellers, the Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

     (c) No representation or warranty is made by Sellers in this Section 3.14 with respect to Tax, ERISA and environmental matters. The only representation and warranties made by Sellers with respect to Tax, ERISA and environmental matters are made in Sections 3.11 and 3.13 and 3.19, respectively.

3.15  LEGAL PROCEEDINGS; ORDERS

      (a) Except as set forth in Part 3.15 of the Disclosure Letter, at the date hereof there is no pending Proceeding:

           (i)   that has been commenced by or against any Acquired Company; or

           (ii) to which any Acquired Company is a party that challenges any of the Contemplated Transactions.

To the Knowledge of Sellers, except as set forth in Part 3.15 of the Disclosure Letter, no other such Proceeding has been Threatened. Except for documents protected by the attorney-client, attorney work product or other privilege related to the Department of Commerce Investigation, and except as set forth in
Part 3.15 of the Disclosure Letter, the Acquired Companies have delivered or made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. To the Knowledge of Sellers, the Proceedings listed in Part 3.15 of the Disclosure Letter would not reasonably be expected to have a material adverse effect on the business, operations, assets or condition of any Acquired Company.

      (b) Except as set forth in Part 3.15 of the Disclosure Letter, to the Knowledge of Sellers:

           (i) there is no Order to which any of the Acquired Companies is subject; and

           (ii) no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

      (c) Except as set forth in Part 3.15 of the Disclosure Letter, to the Knowledge of Sellers:

           (i) each Acquired Company is, and at all times since June 30, 1999, has been, in full compliance with all of the material terms and requirements of each Order to which it is or has been subject;

           (ii) no event has occurred since June 30, 1999, or circumstance exists that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any material term or requirement of any Order to which any Acquired Company is subject; and

           (iii) no Acquired Company has received, at any time since June 30, 1999, any written notice or other written communication from any Governmental Body or any other Person regarding any actual or potential violation of, or failure to comply with, any material term or requirement of any Order to which any Acquired Company is or has been subject.

3.16  ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 3.16 of the Disclosure Letter, for the period from the date of the Balance Sheet to the date hereof, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

      (a)  change in any Acquired Company's authorized or issued capital stock;

grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     (b)  amendment to the Organizational Documents of any Acquired Company;

     (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or any entry into any employment, severance, or similar Contract with any director, officer, or employee;

     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

     (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, of the Acquired Companies, taken as a whole;

     (f) entry into, termination of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $100,000, other than purchase orders given or received by any Acquired Company for the purchase or sale of inventory in the Ordinary Course of Business;

     (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the material Intellectual Property Assets;

     (h) to the Knowledge of Sellers, cancellation or waiver in writing of any claims or rights with a value to any Acquired Company in excess of $25,000 except to the extent reserved for in the Balance Sheet or Interim Balance Sheet, or that will be reserved for in the Closing Balance Sheet;

     (i) material change in the accounting methods used by any Acquired Company; or

     (j)  written agreement, by any Acquired Company to do any of the foregoing.

3.17  CONTRACTS; NO DEFAULTS

      (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and the Acquired Companies have delivered or made available to Buyer true and complete copies, of:

           (i) each executory Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an outstanding amount or value in excess of $50,000 other than purchase orders given or received by an Acquired Company for the purchase or sale of inventory in the Ordinary Course of Business of an outstanding amount or value of less than $200,000;

           (ii) each executory Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an outstanding amount or value in excess of $50,000 other than purchase orders given or received by an Acquired Company for the purchase or sale of inventory in the Ordinary Course of Business of an outstanding amount or value of less than $200,000;

           (iii) each executory Applicable Contract that was not entered into in the Ordinary Course of Business since June 30, 1999, and that involves expenditures or receipts of one or more Acquired Companies in excess of $50,000;

           (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other material Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or tangible personal property (except tangible personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 or with terms of less than one year);

           (v) each executory licensing agreement (excluding off-the-shelf software or licenses requiring no further payment or payments to or from an Acquired Company of more than $10,000 per year) and, to the Knowledge of Sellers, each other material Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

           (vi) each collective bargaining agreement and other material Applicable Contract to or with any labor union or other employee representative of a group of employees;

           (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

           (viii) each Applicable Contract containing covenants that purport to materially restrict the business activity of any Acquired Company or materially limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person;

            (ix) each executory Applicable Contract (other than with employees) providing for the payment of commissions, royalties or other payments based on the volume of purchases or sales or magnitude of profits other than Applicable Contracts where the payment to or by an Acquired Company is less than $10,000 per year;

            (x) each power of attorney that is currently effective and outstanding excluding those given in connection with freight forwarding or intellectual property registration or filing;

            (xi) to the Knowledge of Sellers, each material Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

            (xii) each executory Applicable Contract for capital expenditures in excess of $25,000;

            (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

            (xiv) each written amendment, supplement, and modification in respect of any of the foregoing.

     (b) Each Seller represents that, except as set forth in Part 3.17(b) of the Disclosure Letter, such Seller (and any Related Person of such Seller) has no rights under, and such Seller has not become subject to any obligation or liability under, any Contract listed on Part 3.17(a) of the Disclosure Letter.

     (c) to the Knowledge of Sellers, except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

     (d) To the Knowledge of Sellers, except as set forth in Part 3.17(d) of the Disclosure Letter:

            (i) each Acquired Company is in full compliance with all material terms and requirements of each Contract listed on Part 3.17(a) of the Disclosure Schedule;

            (ii) each other Person that has or had any obligation or liability under any Contract listed on Part 3.17(a) of the Disclosure Schedule is in full compliance with all material terms and requirements of such Contract; and

            (iii) no Acquired Company has given to or received from any other Person, at any time since June 30, 1999, any written notice or other written communication regarding any actual or potential material violation or breach of, or default under, any Contract listed on Part 3.17(a) of the Disclosure Schedule.

     (e) To the Knowledge of Sellers, other than with respect to the purchase of inventory in the Ordinary Course of Business, there are no attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed material Contracts with any Person.

3.18 INSURANCE

     (a) The Acquired Companies have delivered or made available to Buyer true and complete copies of all policies of insurance purchased by any Acquired Company or to which any Acquired Company is a party within the five (5) years preceding the date of this Agreement.

     (b) To the Knowledge of Sellers, Part 3.18(b) of the Disclosure Letter describes:

            (i) any formal self-insurance arrangement (which in no event shall include the deductible portion of any insurance policy, any uninsured amounts above the limits of any insurance policy, or areas of risks not covered by insurance) of any Acquired Company, including any reserves established thereunder; and

            (ii) the name of each third party that an Acquired Company has listed as an additional insured under an Acquired Company insurance policy.

     (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the five (5) preceding policy years:

            (i) a summary of the loss experience under each product liability, property and casualty, general liability, directors & officers, and workers' compensation insurance policy; and

            (ii) a statement describing each claim under a product liability, property and casualty, general liability, directors & officers, and workers' compensation insurance policy for an amount in excess of $5,000, which sets forth:

                  (A)    the name of the claimant;

                  (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                  (C)    the amount and a brief description of the claim.

     (d)    Except as set forth on Part 3.18(d) of the Disclosure Letter:

            (i) To the Knowledge of Sellers, all policies to which any Acquired Company is a party or that provide coverage to any Acquired Company or any director or officer of an Acquired Company:

                  (A)    are valid, outstanding, and enforceable; and

                  (B) will continue in full force and effect following the consummation of the Contemplated Transactions other than policies which will expire in accordance with their terms.

            (ii) To the Knowledge of Sellers, since June 30, 1999, no Seller or Acquired Company has received any written notice of cancellation or any written notice that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder (other than expiration by the terms of the applicable policy).

            (iii) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective material obligations, under each policy to which any Acquired Company is a party.

            (iv) To the Knowledge of Sellers, the Acquired Companies have given notice to the insurer of all material claims that may be insured thereby.

3.19 ENVIRONMENTAL MATTERS

Except as set forth in part 3.19 of the Disclosure Letter:

     (a) To the Knowledge of Sellers, each Acquired Company is, and at all times has been, in material compliance with, and has not been and is not in material violation of any Environmental Law. To the Knowledge of Sellers, no Seller or Acquired Company has any reasonable basis to expect, nor has any of them or any other Person for whose conduct the Acquired Companies are responsible received, any written order, notice, or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual violation by the Acquired Companies or the Acquired Companies' failure to comply with any Environmental Law, or of the Acquired Companies' actual obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had a material interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct the Acquired Companies are responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received by the Acquired Companies.

         (b) To the Knowledge of Sellers, there are no pending claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had a material interest.

         (c) To the Knowledge of Sellers, no Seller or Acquired Company, or any other Person for whose conduct the Acquired Companies are responsible, has any material Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor), has or had a material interest, or at any property geologically or hydrologically adjoining the Facilities.

         (d) To the Knowledge of Sellers, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon in material violation of any Environmental Law. To the Knowledge of Sellers, no Seller, Acquired Company or any other Person for whose conduct the Acquired Companies are responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had a material interest, except in material compliance with all applicable Environmental Laws.

         (e) To the Knowledge of Sellers, there has been no Release caused by the Acquired Companies, or any other Person for whose conduct the Acquired Companies are responsible, of any Hazardous Materials in violation of any Environmental Law at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had a material interest or any geologically or hydrologically adjoining property.

         (f) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or, since 1994 any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company, or any other Person for whose conduct the Acquired Companies are responsible, with Environmental Laws.

Sellers and Buyer hereby agree that the Facilities and other properties or assets (whether real, personal, or mixed) in which any Acquired Company have a material interest for purposes of this Section 10.19 include the Facilities located at 4717 Adams Road, Hixson, Tennessee (a/k/a Maley Drive, Chattanooga, Tennessee) and 101 Memorial Drive, Red Bank, Tennessee.

3.20     EMPLOYEES

         (a) To the Knowledge of Sellers, Part 3.20 of the Disclosure Letter contains a materially complete and accurate list as of the date hereof of the following information for each employee of the Acquired Companies, including each employee on leave of absence status: employer; name; job title; current compensation paid or payable and any change in compensation since July 1, 2001; vacation accrued (for hourly employees only), and start date.

         (b) To the Knowledge of Sellers, no employee of any Acquired Company is a party to, or is otherwise bound by, any written agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way could reasonable be expected to adversely affect (i) the performance of his current duties as an employee of the Acquired Companies, (ii) the ability of any Acquired Company to conduct its business as currently conducted, including any Proprietary Rights Agreement with Sellers or the Acquired Companies by any such employee, or (iii) such Persons' ability to assign any rights to any invention, improvement, or discovery to any Acquired Company or to any other Person. To the Knowledge of Sellers, no officer or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

         (c) To the Knowledge of Sellers, Part 3.20 of the Disclosure Letter also contains a materially complete and accurate list of the following information for each retired employee of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.21     LABOR RELATIONS; COMPLIANCE

Since June 30, 1999, no Acquired Company has been or is a party to any collective bargaining or other similar labor Contract. Since June 30, 1999, there has not been, there is not presently pending or existing at the date hereof, and to the Knowledge of Sellers there is not Threatened, (a) any strike, slowdown or work stoppage, (b) any application for certification of a collective bargaining agent. To the Knowledge of Sellers, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company.

3.22 INTELLECTUAL PROPERTY

     (a) Intellectual Property Assets. The term "Intellectual Property Assets"
         ----------------------------
includes, for the United States and worldwide:

         (i) the Company's name, all fictional business names, trade names, registered and unregistered (solely to the extent used as current product names) trademarks, service marks, and applications for the registration of trademarks and service marks (collectively, "Marks");

         (ii)  all patents and patent applications (collectively, "Patents");

         (iii) all registered copyrights (collectively, "Copyrights");

         (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); in each case, owned, used, or licensed by any Acquired Company as licensee or licensor.

         (b)   Patents.
               -------

               (i) Part 3.22(b) of the Disclosure Letter contains a complete and accurate list of all Patents. Except as set forth in Part 3.22(b) of the Disclosure Letter, one or more of the Acquired Companies has the right to use or is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances and, to the Knowledge of Sellers, other adverse claims.

               (ii) Except as set forth in Part 3.22(b) of the Disclosure Letter, to the Knowledge of Sellers all of the issued Patents are currently in material compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use). To the Knowledge of Sellers, the issued Patents are valid and enforceable.

               (iii) Except as set forth in Part 3.22(b) of the Disclosure Letter, to the Knowledge of Sellers no Patent is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of Sellers, there is no potentially interfering patent or patent application of any third party.

               (iv) Except as set forth in Part 3.22(b) of the Disclosure Letter, to the Knowledge of Sellers no Patent is being infringed. Except as set forth in Part 3.22(b) of the Disclosure Letter, to the Knowledge of Sellers the Acquired Companies have not received any written notice of any challenge to any Patent. Except as set forth in Part 3.22(b) of the Disclosure Letter, to the Knowledge of Sellers the Acquired Companies have not received written notice that products manufactured and sold, or any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

           (v) Except as set forth in Part 3.22(b) of the Disclosure Letter, to the Knowledge of Sellers all products made, used, or sold under one or more of the Patents have been marked with the proper patent notice.

     (c)   Trademarks.
           ----------

           (i) Part 3.22(c) of Disclosure Letter contains a complete and accurate list of all Marks. Except as set forth in Part 3.22(c) of the Disclosure Letter, to the Knowledge of Sellers, one or more of the Acquired Companies has the right to use or is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances and other adverse claims.

           (ii) To the Knowledge of Sellers, all registered Marks are currently in material compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications). To the Knowledge of Sellers, the Marks that have been registered by the United States Patent and Trademark Office are valid and enforceable.

           (iii) Except as set forth in Part 3.22(c) of the Disclosure Letter, to the Knowledge of Sellers no Mark is now involved in any opposition, invalidation, or cancellation and no such action is Threatened with the respect to any of the Marks.

           (iv) Except as set forth in Part 3.22(c) of the Disclosure Letter, to the Knowledge of Sellers there is no potentially interfering trademark or trademark application of any third party.

           (v) Except as set forth in Part 3.22(c) of the Disclosure Letter, to the Knowledge of Sellers no Mark is being infringed. Except as set forth in
Part 3.22(c) of the Disclosure Letter, to the Knowledge of Sellers the Acquired Companies have not received any written notice of any challenge to any Mark. Except as set forth in Part 3.22(c) of the Disclosure Letter, to the Knowledge of Sellers the Acquired Companies have not received any written notice that the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

           (vi) Except as set forth in Part 3.22(c) of the Disclosure Letter, to the Knowledge of Sellers all products and advertising materials containing a registered Mark bear the proper federal registration notice.

     (d)   Copyrights.
           ----------

           (i) Part 3.22(d) of the Disclosure Letter contains a complete and accurate list of all Copyrights. Except as set forth in Part 3.22(d) of the Disclosure Letter, one or more of the Acquired Companies has the right to use or is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances and, to the Knowledge of Sellers, other adverse claims.

          (ii) To the Knowledge of Sellers, all the Copyrights are currently in material compliance with formal legal requirements. To the Knowledge of Sellers, the Copyrights that have been registered with the Register of Copyrights of the United States are valid and enforceable.

          (iii) Except as set forth in Part 3.22(d) of the Disclosure Letter, to the Knowledge of Sellers no Copyright is being infringed. Except as set forth in
Part 3.22(d) of the Disclosure Letter, to the Knowledge of Sellers the Acquired Companies have not received any written notice of any challenge to any copyright. Except as set forth in Part 3.22(ed of the Disclosure Letter, to the Knowledge of Sellers the Acquired Companies have not received any written notice that the subject matter of any of the Copyrights infringes or is alleged to infringe any known copyright of any third party or is a derivative work based on the work of a third party.

          (iv) Except as set forth in Part 3.22(d) of the Disclosure Letter, to the Knowledge of Sellers all works encompassed by the Copyrights have been marked with any required copyright notice.

     (e)  Trade Secrets.
          -------------

          (i) To the Knowledge of Sellers, the Acquired Companies have documented the quality, design and manufacturing practices of the Acquired Companies in accordance with EN ISO 9001 and EN 46001 requirements.

          (ii) Sellers and the Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

          (iii) To the Knowledge of Sellers, the Trade Secrets have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. To the Knowledge of Sellers, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23 CERTAIN PAYMENTS

To the Knowledge of Sellers, since June 30, 1999, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services that is in violation of any Legal Requirement (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured for the

Acquired Companies, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company, or, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

3.24     RELATIONSHIPS WITH RELATED PERSONS

With respect to the McNeil Trust, CLIP and the Management Option Holders, neither such Seller nor any Related Person of such Seller has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in the Acquired Companies' businesses. With respect to the McNeil Trust, CLIP and the Management Option Holders, no such Seller nor any Related Person of such Seller owns (of record or as a beneficial owner) a material equity interest or any other material financial or profit interest in, a Person that has (i) business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of physical therapy or chiropractic products or services of such Acquired Company (a "Competing Business") in any market for physical therapy or chiropractic equipment presently served by such Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.24 of the Disclosure Letter, with respect to the McNeil Trust, CLIP and the Management Option Holders, no such Seller nor any Related Person of such Seller is a party to any Contract with any Acquired Company.

3.25     BROKERS OR FINDERS

Such Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1      ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2      AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, the Escrow Agreement will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations under this Agreement and the Escrow Agreement.

     (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

         (i)   any provision of Buyer's organizational documents;

         (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

         (iii) any Legal Requirement or Order to which Buyer may be subject; or

         (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any third-party Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3  INVESTMENT INTENT

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer understands that Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Buyer is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. Buyer is sophisticated and able to fend for itself, and has such knowledge and experience in financial or business matters such that it is capable of evaluating the transactions contemplated by this Agreement. Buyer believes it has received all the information it considers necessary or appropriate for deciding whether to consummate the transactions contemplated by this Agreement and has had an opportunity to ask questions and received answers to all such questions from the Acquired Companies regarding the business, operations, assets, liabilities and financial condition of the Acquired Companies.

4.4      CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.5      BROKERS OR FINDERS

Except for Cleary, Oxford and Associates and with respect to any financing incurred by Buyer in connection with this Agreement or the transactions contemplated hereby, Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and the transactions contemplated hereby and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents. Buyer is solely responsible for any fee due Cleary, Oxford and Associates and with respect to any financing incurred by Buyer in connection with this Agreement or the transactions contemplated hereby.

4.6      FINANCING

Buyer has entered into a commitment letter with Bank of America, N.A. and with Whitney & Co. providing for, on the terms and subject to the conditions provided for therein, all of the financing necessary for Buyer to consummate the Contemplated Transactions. Buyer has no knowledge of any material fact or issue that would reasonably be expected to prevent consummation of the financing contemplated by such commitment letters. Copies of such commitment letters are attached hereto as Exhibits 4.6(a) and 4.6(b) (the "Commitment Letters").
                   --------------------------       ------------------

5.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE

5.1      ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to each Acquired Company's personnel, properties (excluding subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request, provided, however, that Buyer shall not be entitled to
                        --------  -------
receive any materials or information relating to the Department of Commerce Investigation protected by attorney-client, attorney work product or other similar privilege. Buyer will treat as confidential all information it receives pursuant to this section, and will return or destroy all such information should this Agreement terminate under Section 9.

5.2      OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to:

         (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

         (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, and employees of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company; and

         (c) otherwise report periodically to Buyer upon Buyer's reasonable request concerning the status of the business, operations, and finances of such Acquired Company.

5.3      NEGATIVE COVENANT

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, each Seller agrees that it will not, and will use its Best Efforts to cause each Acquired Company not to, without the prior consent of Buyer (not to be unreasonably withheld, conditioned or delayed), take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

5.4      REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) reasonably cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and
(b) reasonably cooperate with Buyer in obtaining all consents identified in
Schedule 4.2.

5.5      NOTIFICATION

Between the date of this Agreement and the Closing Date, the Sellers' Representative will have the right and obligation to promptly notify Buyer in writing (each such notification, an "Update") if the Sellers' Representative becomes aware of any fact or condition that constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if the Sellers' Representative becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition or if the Disclosure Letter otherwise needs to be updated. Should any such fact or condition require an Update, then the Sellers' Representative shall be permitted to provide an Update as the Sellers' Representative deems necessary; provided, however, the Sellers' Representative
                                --------  -------
shall not be entitled to provide an Update for any fact or condition in existence prior to the date hereof that any Seller intentionally failed to include on the Disclosure Schedule as of the date hereof; and provided, further,
                                                              --------  -------
Buyer shall have the termination rights provided in Section 9.1(e). Each Update shall be deemed to be an exception to Sellers' representations and warranties, and an amendment to the Disclosure Letter, for all purposes of this Agreement. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of such Seller in this Section 5 or of the occurrence of any event known to such Seller that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6      PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

Except as expressly provided in this Agreement, each Seller agrees to cause all indebtedness owed to an Acquired Company by such Seller or any Related Person of such Seller to be paid in full prior to Closing (other than indebtedness for travel advances and other expenses incurred by employees in the Ordinary Course of Business).

5.7      NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 9, each Seller agrees that it will not, and will use its Best Efforts to cause each Acquired Company and each of its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company. Furthermore, should any Seller or any Acquired Company receive any unsolicited inquiries, offers or proposals from another party, then such Seller or Acquired Company shall immediately inform Buyer of such receipt thereof.

5.8      BEST EFFORTS

Between the date of this Agreement and the Closing Date, each Seller agrees that it will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

5.9      NOTICE TO OPTION HOLDERS AND THE WARRANT HOLDER

As soon as practicable following the execution of this Agreement, the Company shall (i) send to each Option Holder and the Warrant Holder such notice as is required by each Option agreement and Warrant Agreement of Buyer's proposed purchase of the Shares from the Sellers pursuant to this Agreement and (ii) take such other actions as are required to cause the exercise of such Options and Warrant or the cancellation thereof at or prior to the closing of the Contemplated Transactions. Option Holders and current stockholders other than the McNeil Trust and CLIP who do not become a party to this Agreement at the time that this Agreement is originally executed by the parties hereto may subsequently become a party to this Agreement by executing a Joinder Agreement substantially in the form as attached hereto as Exhibit 5.9 (the "Joinder
                                                -----------
Agreement"). The parties hereto acknowledge and agree that prior to Closing each Option Holder may exercise his options, which exercise may or may not be contingent upon the consummation of the transactions contemplated hereby, and as a result of such exercise become an owner of Shares. The parties hereto further agree that (i) each Option Holder exercising Options (whether such exercise is absolute or contingent upon consummation of the transactions contemplated hereby) and any other shareholder may sell the Shares issued or to be issued pursuant to such Options to Buyer pursuant to this Agreement by executing a Joinder Agreement and, by doing so, such Option Holder shall be deemed a Seller, and all Shares such Option Holder elects to sell shall be deemed Tendered Shares, for all purposes of this Agreement and the Seller's Closing Documents and (ii) each current stockholder other than the McNeil Trust and CLIP may sell the Shares held by them to Buyer pursuant to this Agreement by executing a Joinder Agreement and, by doing so, such person or entity shall be deemed a Seller, and all Shares such stockholder elects to sell shall be deemed Tendered Shares, for all purposes of this Agreement and the Seller's Closing Documents. No consent of any other party to this Agreement shall be necessary so as to permit an Option Holder or any other owner of Shares to become a party to this Agreement as a Seller hereunder by executing a Joinder Agreement. For all purposes of this Agreement, Option Holders hereafter exercising options (including any exercise contingent upon the consummation of the transactions contemplated hereby) shall be deemed to have exercised their Options and become owners of the underlying Shares immediately prior to the Closing. Notwithstanding anything herein to the contrary, the parties agree that any exercise of Options by an Option Holder or exercise of Warrants by the Warrant Holder, any acts taken in connection with any such exercise, or the existence of any facts as a result of such exercise or related acts shall not be a breach of any representation, warranty or covenant contained in this Agreement or in any other Seller's Closing Document.

Buyer acknowledges and agrees that (i) Option Holders may exercise Options in any manner permitted under the applicable Option and the Chattanooga Group Stock Option Plan, including without limitation the delivery of promissory notes in payment of the exercise price therefor plus any additional tax amounts required to be paid in connection with such exercise and (ii) the Warrant Holder may exercise the Warrant and may deliver a promissory note in payment of the exercise price therefor (provided that all such promissory notes made by any Option Holder or the Warrant Holder becoming a Seller hereunder shall be paid out of such Seller's sales proceeds at Closing).

6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1      APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, reasonably cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) reasonably cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other material burden to obtain a Governmental Authorization.

6.2      BEST EFFORTS

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.3      FINANCING

Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to obtain the funding of the financing contemplated by Section 4.6 or other financing upon terms no less favorable than those currently proposed with respect to the financing contemplated by Section 4.6. Between the date of this Agreement and the Closing Date, Buyer will, upon Sellers' request, report to Sellers regarding the status of such financing. Between the date of this Agreement and the Closing Date, Buyer will give Sellers' Representative and CLIP prompt written notice of any material facts or issues that could reasonably be expected to make the consummation of such financing unlikely to occur.

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares, Options and Warrants and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1      ACCURACY OF REPRESENTATIONS

         (a) Each of Sellers' representations and warranties in this Agreement other than those made in Sections 3.3, 3.4 and 3.12 must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any Update (other than Updates relating to Accounts Receivable, Applicable Contracts, Section 3.18(b) (with respect to changes in additional insureds under any Acquired Company insurance policy), Section 3.18(c) (with respect to any changes to the loss history or additional claims after the date hereof) and Section 3.20(c) (with respect to employees retiring after the date hereof) provided all such changes occurred in the Ordinary Course of Business and the first sentence of Section 3.1(a) (with respect to the number of shares, options and warrants held by each stockholder, option holder and the warrant holder)).

         (b) Each of Sellers' representations and warranties in Sections 3.3,
3.4 and 3.12 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any Updates (other than any Update to give effect to the exercise or cancellation of the Options or the Warrant).

7.2      SELLERS' PERFORMANCE

         (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

         (b) Each document required to be delivered by Sellers pursuant to
Section 2.4 must have been delivered.

7.3      CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

7.4      ADDITIONAL DOCUMENTS

Each of the following documents must have been delivered to Buyer:

         (a) an opinion of Cummings & Lockwood with respect to the McNeil Trust and the Acquired Companies, dated the Closing Date, in the form of
Exhibit 7.4(a);

         (b) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller on or before the Closing Date, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5   NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6   NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person, other than the Sellers(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Tendered Shares, or (b) is entitled to all or any portion of the Purchase Price payable for the Tendered Shares.

7.7   EMPLOYMENT AGREEMENTS

The Company will have in full force and effect on the Closing Date employment agreements in form and substance reasonably satisfactory to Buyer and Sellers' Representative (the "Employment Agreements") with the Management Option Holders, each on terms and conditions reasonably acceptable to the Buyer, and all preexisting employment agreements with such persons shall be of no further force and effect.

7.8   MINIMUM SHARES TENDERED; CANCELLATION OF OPTIONS AND WARRANT

There will have been tendered to Buyer (i) one hundred percent (100%) of the Class A Shares and (ii) an aggregate number of the Class B Shares that equal or exceed ninety percent (90%) of the total outstanding Class B Shares, all of which shall have been duly endorsed or accompanied by duly executed stock powers (collectively, the "Tendered Shares"). The Warrant shall have been exercised by the Warrant Holder and the Class B shares received by the Warrant Holder in connection with the exercise thereof shall be part of the Tendered Shares. All of the Options held by the Management Option Holders shall have been exercised (which exercise may be contingent upon the consummation of the Contemplated Transactions). All of the other Options shall have either been exercised (which exercise may be contingent upon the consummation of the Contemplated Transactions) or extinguished at Closing. All Class B Shares received by the Management Option Holders, and any other Option Holders who executes this Agreement as provided for in Section 12.15, shall be part of the Tendered Shares.

7.9   FINANCING

On or prior to the Closing Date, Buyer shall have obtained or shall have been able to obtain the funding of the financing contemplated by Section 4.6 or other financing upon terms and conditions at least as favorable as those proposed in the Commitment Letters.

7.10  DELIVERY OF W-8 OR W-9

On or prior to the Closing Date, each Seller shall have delivered a fully-executed W-8 or W-9 IRS form, as applicable.

8.    CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1   ACCURACY OF REPRESENTATIONS

Each of Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2   BUYER'S PERFORMANCE

      (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

      (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i) and 2.4(b)(ii).

8.3   CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

8.4   ADDITIONAL DOCUMENTS

Buyer must have caused the following documents to be delivered to Sellers:

      (a) an opinion of Jackson Walker LLP, dated the Closing Date, in the form of Exhibit 8.4(a); and

      (b) such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or
(v) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5   NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Tendered Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.6   NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Sellers, or against any Person affiliated with Sellers, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.7   EMPLOYMENT AGREEMENTS

The Company will have in full force and effect on such closing date the Employment Agreements with the Management Option Holders.

9.    TERMINATION

9.1   TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

      (a) by either (i) Buyer or (ii) Sellers' Representative, if a material Breach of any provision of this Agreement has been committed by the other party, and which Breach, unless waived by the terminating party, is incapable of being cured or has not been cured prior to ten (10) days following such Breach;

      (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers' Representative, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers' Representative has not waived such condition on or before the Closing Date;

      (c) by mutual consent of (i) Buyer, and (ii) Sellers' Representative;

      (d) by either (i) Buyer or (ii) Sellers' Representative if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 18, 2001, or such later date as the parties may agree upon;

      (e) by Buyer prior to Closing, if within five (5) business days of receipt of any Update, which Update discloses facts of conditions that would make Section 7.1 impossible to satisfy, Buyer notifies Sellers of its decision to terminate this Agreement; or

      (f) by the Sellers' Representative prior to Closing, if any material fact or issue has arisen that could reasonably be expected to make the consummation of the financing contemplated by Section 4.6 unlikely.

9.2   EFFECT OF TERMINATION

If this Agreement is terminated pursuant to Section 9.1, all further liabilities and obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.3 will survive; provided, however, that
                                                        --------  -------
if this Agreement is terminated pursuant to Section 9.1(a) or (b) under circumstances where a non-terminating party has knowingly and intentionally caused the condition giving rise to the right of termination of this Agreement pursuant to Section 9.1(a) or (b) then the terminating party's right to pursue all legal remedies under this Agreement or otherwise will survive such termination unimpaired solely with respect to the particular party that knowingly and intentionally caused such condition and the exercise of the right of termination will not be an election of remedies as against the particular party that caused such condition; provided, further, that if this Agreement is
                                  --------  -------
terminated by Buyer pursuant to Section 9.1(a) or (b) under circumstances where one or more (but not all) Sellers has knowingly and intentionally caused the condition giving rise to the right of termination of this Agreement pursuant to
Section 9.1(a) or (b), then Buyer shall have no right to pursue any remedies or claims against any Sellers other than those Sellers that knowingly and intentionally caused such condition.

10.   INDEMNIFICATION; REMEDIES

10.1  SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants (other than the covenants contained in Articles 5 and 6, which shall expire at Closing), and obligations in this Agreement, the certificates delivered pursuant to Section 2.4(a)(iii) and
Section 2.4(b)(iii), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

After the Closing, subject to the limitations set forth in Article 10, each Seller will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") from and against any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), actually incurred or suffered by the Indemnified Persons arising, from or in connection with:

         (a) any Breach of any representation or warranty made by such Seller in this Agreement (after giving effect to all Updates);

         (b) any Breach by such Seller of any covenant or obligation of such Seller in this Agreement intended to survive Closing, provided that each Seller shall be solely responsible for providing indemnification for its own Breach;

         (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with such Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, provided that each Seller shall be solely responsible for providing indemnification for its own breach.

After Closing, the remedies provided in this Section 10.2 will be the sole and exclusive remedies that may be available to Buyer or the other Indemnified Persons of Buyer for any Breach of this Agreement and all other claims arising out of or relating to the subject matter of this Agreement and transactions contemplated hereby and shall preclude the assertion of all other claims and suits whatsoever, whether based in tort, in contract or otherwise. Further, in the event of a breach by a Seller of a representation or warranty of such Seller set forth in Sections 3.2(a), 3.2(c), 3.3(b), 3.17(b), 3.24 and/or 3.25 or of a
covenant to be performed by such Seller (a "Seller Breach"), only the Seller responsible for such Seller Breach shall be liable for any Damages sustained or incurred as a result of such Seller Breach and the Buyer, on behalf of itself, its affiliates, Related Persons and all Indemnified Persons, covenants and agrees not to seek any Damages or personal money judgment against any Seller other than the Seller responsible for such Seller Breach for Damages sustained or incurred by any Indemnified Party arising out of or in connection with such Seller Breach. Further, in the event of a breach of a representation or warranty set forth in Sections 3.1, 3.2(b), 3.3(a), 3.3(c) and 3.4 through 3.23 (other than Section 3.17(b)) or of a covenant to be performed by an Acquired Company (a "Company Breach"), each Seller shall only be responsible for such Seller's Pro Rata Share of any Damages sustained or incurred as a result of such Company Breach and the Buyer, on behalf of itself, its affiliates, Related Persons and all Indemnified Persons of Buyer, covenants and agrees not to seek any Damages or personal money judgment against any Seller in excess of such Seller's Pro Rata Share of any Damages sustained or incurred by any Indemnified Party arising out of or in connection with such Company Breach.

10.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

After the Closing, Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.4   TIME LIMITATIONS

If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty other than those in Sections 3.3, 3.11, 3.13, and 3.19, unless on or before sixteen (16) months after the Closing Date Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.19 must be so made on or before the third anniversary of the Closing Date; a claim with respect to section 3.11 and 3.13 must be so made on or before the 90th day after the expiration of the applicable statute of limitations; and a claim with respect to Section 3.3, or a claim for indemnification based upon any covenant or obligation to be performed and complied with after the Closing Date, may be so made at any time (subject to any applicable statute of limitations). If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before sixteen (16) months after Closing Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

10.5   LIMITATIONS ON AMOUNT -- SELLERS

Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) and clause (b) of Section 10.2 until the total of all Damages with respect to such matters exceeds $175,000, and then only for the amount by which such Damages exceed $175,000 (the "Deductible"); provided, however, that Sellers shall be responsible, without deduction, for all
--------  -------
cash out-of-pocket Damages relating to the Department of Commerce Investigation in excess of amounts accrued therefor on the Closing Balance Sheet in accordance with Section 10.9(c). In no event will any Seller be liable for any Damages with respect to claims arising out of or related to this Agreement (including, without limitation, the Contemplated Transactions) and the documents entered into in connection herewith in an aggregate amount in excess of such Seller's Pro Rata Share of $5,000,000 (the "General Cap") other than for Damages relating to claims arising out of or related to such Seller's representations regarding capitalization of the Company as set forth in Section 3.3(a) and ownership by such Seller of Tendered Shares sold by such Seller hereunder as set forth in
Section 3.3(b). In no event will any Seller be liable for any Damages with respect to claims arising out of or related to this Agreement (including, without limitation, the Contemplated Transactions) and the documents entered into in connection herewith (including, without limitation, any Damages with respect to claims arising out of or related to such Seller's representations regarding capitalization of the Company as set forth in Section 3.3(a) and ownership by such Seller of Tendered Shares sold by such Seller hereunder as set forth in Section 3.3(b)) in an aggregate amount in excess of one hundred percent (100%) of such Seller's Pro Rata Share of the Purchase Price (the "Overall Cap"). Buyer, on behalf of itself and all of its Indemnified Persons, covenants and agrees not to seek any Damages against any Seller in excess of such Seller's Pro Rata Share of the General Cap and the Overall Cap, as applicable. Notwithstanding the foregoing, the Deductible and the General Cap will not apply to (i) any Seller's knowing and intentional Breach of any of such Seller's representations and warranties, or (ii) any Seller's knowing and intentional Breach of any of such Seller's covenants or obligations to be performed after Closing.

10.6   LIMITATIONS ON AMOUNT -- BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.3 until the total of all Damages with respect to such matters exceeds $175,000, and then only for the amount by which such Damages exceed $175,000. However, this Section 10.6 will not apply to any knowing and intentional Breach of any of Buyer's representations and warranties or any knowing and intentional Breach by Buyer of any covenant or obligation to be performed after Closing.

10.7   MITIGATION

       (a) The parties shall use reasonable efforts to collect the proceeds of any insurance which would have the effect of reducing Damages (in which case such proceeds shall reduce such Damages) and, if indemnification payments shall have been received prior to the collection of such proceeds, shall remit to the indemnifying party the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Damages. To the extent any Damage of an indemnified party is reduced by receipt of payment (i) under insurance policies, or (ii) from third parties not affiliated with the indemnified party, such payments (net of the expenses of the recovery thereof) shall be credited against such Damages.

       (b) The amount of any Damages payable hereunder shall be net of any tax benefit actually derived (or reasonably expected to be derived) by the Indemnified Persons on account of such Damages.

       (c) The indemnifying party shall be subrogated to the indemnified party's rights of recovery to the extent of any Damage satisfied by the indemnifying party. The indemnified party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof.

       (d) Notwithstanding anything in this Agreement to the contrary, no claim for indemnification may be made by Buyer or any Indemnified Persons and no indemnification shall be required by Sellers to the extent that the Damages sustained or incurred by Buyer or any Indemnified Persons for which indemnification is sought were accrued on the Closing Balance Sheet.

       (e) The amount of any Damages hereunder with respect to claims relating to Taxes shall be reduced by (i) the $100,000 unallocated general tax reserve on the Closing Balance Sheet, and (ii) an aggregate amount equal to the remaining balance of the June 30, 2002 Deferred Tax Asset that was not accrued as an asset on the Closing

Balance Sheet. This clause (e) shall be applied to reduce any Damages hereunder with respect to claims relating to Taxes prior to any application of the Deductible.

10.8   ESCROW

Upon notice to Sellers of a claim for indemnification pursuant to Sections 10.9 or 10.10, specifying in reasonable detail the basis for such claim, Buyer may give notice of a claim for such amount under the Escrow Agreement. The Escrowed Proceeds are available to satisfy claims for Damages relating to a Company Breach only. For claims relating to a Seller Breach, only the applicable Seller is responsible for the related Damages, without recourse to the escrow.

10.9   PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

       (a) Promptly after receipt by an indemnified party of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under Section 10.2 or Section 10.3, give notice, setting forth the factual basis for such claim in reasonable detail to the extent known, to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party is prejudiced by the indemnifying party's failure to give such notice.

       (b) If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (not to be unreasonably withheld, delayed or conditioned) unless (A) there is no finding or admission of any violation of Legal Requirements, and (B) there is no liability or restriction on the indemnified party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within twenty days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnified party shall diligently conduct the defense and shall not compromise or settle such claims without the written consent of the indemnifying party, not to be unreasonably withheld, conditioned or delayed. In the event that Sellers are the indemnifying parties, Sellers' Representative shall have the right to act on behalf of Sellers, and control the defense of such claims, for all purposes of this Section 10.9(b) except with respect to a Seller Breach.

       (c) Sellers' Representative, on behalf of all Sellers, shall have the right to represent the Acquired Companies in, and control the defense of, the Department of Commerce Investigation. Buyer or the Acquired Companies shall pay all reasonable costs, expenses, settlements and fines incurred by the Acquired Companies or Sellers' Representative in defending the Department of Commerce Investigation (as such costs, expenses, settlements and fines are incurred) up to the amount accrued therefor on the Closing Balance Sheet and Sellers shall pay out of the Escrowed Proceeds all amounts in excess thereof, based upon their Pro Rata Share, within 10 business days of receipt of notice thereof. Sellers' Representative shall, however, (i) reasonably and in good faith consult with Buyer with respect to the defense of the Department of Commerce Investigation,
(ii) afford Buyer the right to have representatives attend all conferences, hearings or proceedings in respect of the Department of Commerce Investigation (with timely notice provided thereof), and (iii) provide Buyer the opportunity to review and discuss any settlement proposals related thereto; provided,
                                                                --------
however, Sellers' Representative shall not settle the Department of Commerce
-------
Investigation without Buyer's prior written consent, not to be unreasonably withheld, delayed or conditioned, if there is any future material restriction (and for purposes of this Agreement, requirements with respect to training or compliance shall not be considered a material restriction) imposed on the Acquired Companies or Buyer or if such settlement would result in liability to the Acquired Companies or Buyer in excess of the amount accrued therefor on the Closing Balance Sheet (less the aggregate amount of costs, expenses, settlements and fines previously paid by Buyer or the Acquired Companies to Sellers' Representative pursuant to this Section 10.9(c)) for which Buyer is not indemnified by Sellers. The fees and expenses of any legal counsel retained with respect to the Department of Commerce Investigation other than legal counsel designated by the Sellers' Representative (i) shall be at the expense of Buyer and/or the Acquired Companies, (ii) shall not be applied against the amount accrued for the Department of Commerce Investigation on the Closing Balance Sheet, and (iii) shall not be subject to indemnification hereunder. Upon a final non-appealable determination or settlement of the Department of Commerce Investigation, Buyer shall pay to each Seller such Seller's Pro Rata Share of the excess, if any, of the amount accrued therefor on the Closing Balance Sheet over the aggregate amount of costs, expenses, settlements and fines previously paid by Buyer or the Acquired Companies pursuant to this Section 10.9(c)). Any such payment by Buyer shall be made within three business days of such final determination or settlement in accordance with the method for payment of the Adjustment Amount in Section 2.6(b).

       (d) Sellers' Representative, on behalf of all Sellers, shall have the right to represent the Acquired Companies with respect to, and control all, remediation activities arising out of the matters described in Section 3.19 if the total projected cost of such activities is less than the amount of the Overall Cap, as reduced for any prior claims.

10.10  PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim shall be promptly asserted by notice to the party from whom indemnification is sought. In the event that Sellers are the indemnifying parties, Sellers' Representative shall have the right to act on behalf of Sellers, and control the defense of such claim, for all purposes of this Section 10.10, except with respect to a Seller Breach.

11.    TAX MATTERS

       The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters following the Closing Date:

       (a)    Tax Periods Ending on or Before the Closing Date. Buyer shall
              ------------------------------------------------
prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all taxable years or taxable periods ending on or prior to the Closing Date ("Pre-Closing Periods") which are to be filed after the Closing Date. Buyer shall permit the Sellers' Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing, by providing a draft of each such Tax Return to the Sellers' Representative not less than fifteen days before the date on which such Tax Return is required to be filed, and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers' Representative. Buyer and Sellers' Representative shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns. In no event, however, shall Sellers be required to pay any Taxes with respect to items of income or gain arising with respect to the Acquired Companies after the Closing, including, without limitation, with respect to any election under IRC Section 338 made by Buyer with respect to the Contemplated Transactions. Any income tax expense recognized by an Acquired Company by reason of the exercise, redemption or cancellation of the Options or the Warrants shall be treated as an item of expense arising prior to the Closing.

       (b)    Tax Periods Beginning Before and Ending After the Closing Date.
              --------------------------------------------------------------
Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for taxable periods which begin before the Closing Date and end after the Closing Date ("Straddle Periods"). No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items). Except as provided in the following sentence, Tax Returns for Pre-Closing Periods that are prepared by Buyer shall be prepared in a manner consistent with past practices of the Acquired Companies. Such Tax Returns may be prepared in accordance with any reasonable Tax accounting practices selected by Buyer to the extent (i) any items are not covered by past practices, (ii) past practices applicable to an item are no longer permissible under the IRC or other applicable Tax Law, or (iii) there is no reasonable basis for past practices applicable to an item.

       (c)    Cooperation on Tax Matters.
              --------------------------

              (i) Buyer and the Sellers' Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes, in each case with respect to Pre-Closing Periods and Straddle Periods. Such cooperation shall include the retention and (upon the other party's reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Companies and Sellers agree to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority.

              (ii) Buyer and the Sellers' Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

              (iii) Any information or documents described in this Section 11(c) shall be kept confidential by the Person receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes or as otherwise required by law.

              (iv) Nothing in this Section 11(c) shall require Sellers or Buyer to provide access to or disclosure of any information or documents (i) relating to Sellers' or Buyer's assets or activities other than the assets and activities of the Acquired Companies, or (ii) to the extent such access and disclosure would (A) violate any applicable law or regulation; or (B) violate the terms of any agreement to which the disclosing party or any Related Person is bound, or (C) impair any attorney-client, work-product, or similar privilege of the disclosing party.

       (d)    Expenses. Each party and its Related Persons shall bear their own
              --------
expenses incurred in connection with preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement; provided that Sellers' portion of such fees shall be paid first by deducting such amount from the Adjustment Amount and, if Sellers' portion has not been fully satisfied, second from the Escrow Proceeds.

       (e)    Interpretation. In the event of any conflict between the
              --------------
provisions of this Section 11 and any other provisions of the Agreement as applied to any liability for any Tax or any other matter relating to Taxes, the provisions of this Section 11 shall control.

12.    GENERAL PROVISIONS

12.1   EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants, provided, however, the Company shall pay all such
                          --------  -------
expenses incurred for its own account or as incurred by the McNeil Trust (provided such amounts are paid prior to or at Closing or are or will be accrued on the Closing Balance Sheet); and provided, further, that Buyer agrees to cause the Company to pay all such amounts accrued on the Closing Balance Sheet promptly at the direction of Sellers' Representative. Buyer will pay all amounts payable to Cleary, Oxford & Associates, and with respect to any financing incurred by Buyer, in connection with this Agreement and the Contemplated Transactions.

12.2   PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Sellers' Representative mutually agree. Unless required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Companies to, and Buyer shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person, except that Buyer shall have the right to unilaterally disclose this Agreement and/or the terms thereunder if, in the opinion of outside counsel, such disclosure is required under applicable securities laws. Sellers' Representative and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3   CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information (including all notes and analyses thereof) as the other party may reasonably request.

12.4   NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:           Robert L. McNeil, Jr. 1983 Trust
                   1055 Washington Blvd., Box 9, 5/th/ Floor
                   Stamford, CT 06901
Attention:         Richard T. Niner
Facsimile No.:     (203) 978-9020

with a copy to:    Cummings & Lockwood
                   Four Stamford Plaza
                   Stamford, CT 06901
Attention:         John Flaherty
Facsimile No.:     (203) 351-4534

Buyer:             Encore Medical Corporation
                   9800 Metric Blvd.
                   Austin, TX 78758
                   Attention: Harry L. Zimmerman
Facsimile No.:     (512) 834-6310

with a copy to:    Jackson Walker LLP
                   100 Congress Blvd.
                   Austin, TX 78701
Attention:         Larry Waks
Facsimile No.:     (512) 236-2002

CLIP:              Chatt Investment L.P. c/o Tullis Dickerson & Co., Inc.
                   One Greenwich Plaza, 3/rd/ Floor
                   Greenwich, CT 06830
                   Attention: Joan Neuscheler
Facsimile No.:     (203) 629-9293

12.5   JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties only in the courts of the State of Tennessee, County of Hamilton, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Tennessee, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.6   FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.7   WAIVER

Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by Buyer with respect to a waiver on behalf of Buyer and by McNeil Trust with respect to a waiver to on behalf of Sellers; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8   ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Offer Letter between Buyer, the Company and the McNeil Trust, dated October 3, 2001) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. Subject to Section 12.16, this Agreement may not be amended except (i) by a written agreement executed by the party to be charged with the amendment and (ii) by an Update in accordance with Section 5.5.

12.9   DISCLOSURE LETTER

Any item disclosed hereunder, including in the Disclosure Letter, shall be deemed disclosed for all purposes of the Agreement, irrespective of the specific representation or warranty to which it is explicitly referenced.

12.10  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights, but not its obligations, under this Agreement to any Subsidiary of Buyer; provided that the Person purchasing Shares pursuant to the Agreement shall be an "includible corporation" of the "affiliated group" (each as defined in IRC ss.1504), of which Buyer is the common parent that files federal income tax returns on a consolidated basis for the taxable period of buyer that includes the Closing Date. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Buyer and Sellers acknowledge and agree that Cummings & Lockwood has represented only the Acquired Companies and the McNeil Trust (and none of the other Sellers) in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions. Buyer hereby waives, on its own behalf and on the behalf of the Acquired Companies following the Closing, any conflict which has or may arise out of Cummings & Lockwood's representation of both the Acquired Companies and the McNeil Trust in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions. Buyer further consents, on its own behalf and on behalf of the Acquired Companies following Closing, to Cummings & Lockwood continuing to represent the McNeil Trust following the Closing in matters related and unrelated to this Agreement and the Contemplated Transactions, including in connection with any litigation, arbitration or other controversy that may arise between the McNeil Trust, on the one hand, and any of the Buyer, any Indemnified Persons or the Acquired Companies, on the other hand, out of this Agreement or the Contemplated Transactions.

12.11  SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.12  SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.13  TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.14  GOVERNING LAW

THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

12.15  COUNTERPARTS; JOINDER

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any Option Holder who exercises his Options after the date hereof (whether such exercise is absolute or contingent upon the consummation of the Contemplated Transactions) and any other shareholder of the Company that, prior to the Closing Date, offers to sell the capital stock of the Company received or to be received in connection with such exercise by such Option Holder or that is otherwise owned by such other shareholder to Buyer on the terms and conditions contained in this Agreement, will, upon execution and delivery of a Joinder Agreement, be deemed to be a Seller for all purposes hereof.

12.16  APPOINTMENT OF SELLERS' REPRESENTATIVE

       (a) By the execution and delivery of this Agreement, each Seller, other than CLIP hereby irrevocably constitutes and appoints the McNeil Trust as the true and lawful agent and attorney-in-fact (the "Sellers' Representative") of such Seller with full authority and power of substitution to act in the name, place and stead of such Seller with respect to the consummation of the transactions contemplated hereunder, including without limitation the power and authority to (a) execute any amendment to this Agreement (including, without limitation, the Disclosure Letter and Schedules hereto), or a waiver of any provision of this Agreement (including without limitation the waiver of any breach by the Buyer under this Agreement or the waiver of any condition precedent to Closing under Section VIII hereof), or prepare and deliver Updates, in each case as the Sellers' Representative shall deem necessary or appropriate in its sole discretion; (b) receive or deliver any and all notices required to be delivered to or sent by such Sellers pursuant to this Agreement, (c) prepare the Closing Balance Sheet and deliver the same to Buyer and otherwise represent Sellers in, and control the disposition of, all matters related thereto, (d) receive, hold and deliver to the Buyer the certificates for the Tendered Shares and any other documents relating thereto, (e) execute, acknowledge, deliver, record and file all ancillary agreements (including the Escrow Agreement), certificates and documents which the Sellers' Representative deems necessary or appropriate in its sole discretion in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement and otherwise represent Sellers in, and control the disposition of, all matters related thereto, and (f) take any other action permitted or contemplated to be taken by the Sellers' Representative hereunder. The parties hereto understand and agree that the Sellers' Representative may, but shall be under no duty or obligation to, take or refrain from taking any or all of the above actions or any other action, and any taking or refraining from taking any or all of the above actions or any other action shall not create any duty or obligation to take or to refrain from taking any later or successive action. The Buyer and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers' Representative as the action of each Seller, other than CLIP, in all matters referred to herein, and each such Seller confirms all that the Sellers' Representative shall do or cause to be done by virtue of its appointment of Sellers' Representative. All actions by the Sellers' Representative are acknowledged by the parties hereto to be taken by it solely as agent and attorney-in-fact for each Seller, other than CLIP.

      (b) By the execution and delivery of this Agreement, CLIP hereby irrevocably constitutes and appoints the McNeil Trust as its true and lawful agent and attorney-in-fact (as its "Sellers' Representative") with full authority and power of substitution to act in the name, place and stead of CLIP with respect to the matters, and only with respect to the matters, addressed in Sections 2.6, 5.5, 9, 10.9, 10.10 and 11 (the "Specified Matters"). The parties hereto understand and agree that the McNeil Trust may, but shall be under no duty or obligation to, take or refrain from taking any or all of the above actions or any other action with respect to the Specified Matters, and any taking or refraining from taking any or all of the above actions or any other action with respect to the Specified Matters shall not create any duty or obligation to take or to refrain from taking any later or successive action with respect to the Specified Matters. The Buyer and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers' Representative as the action of CLIP with respect to the Specified Matters, and CLIP confirms all that the Sellers' Representative shall do or cause to be done by virtue of its appointment of Sellers' Representative with respect to the Specified Matters. All actions by the Sellers' Representative with respect to the Specified Matters are acknowledged by the parties hereto to be taken by it solely as agent and attorney-in-fact for CLIP.

      (c) By the execution of this Agreement, the McNeil Trust has accepted its appointment as the initial Sellers' Representative and in consideration for the McNeil Trust's (or any successor's) agreement to act as the Sellers' Representative, each Seller hereby consents and agrees to all actions or in actions taken or omitted to be taken in good faith by the Sellers' Representative under this Agreement as contemplated by

Sections 12.16(a) and 12.16(b) and hereby agrees to indemnify and hold the McNeil Trust and each of the McNeil Trust's trustees, beneficiaries, agents and representatives (collectively, the "Representatives") and any and all successor Sellers' Representative and their respective Representatives harmless from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and attorneys' fees and expenses, if any) incurred in any claim, action, dispute or proceeding between any such person and the Sellers (or any of them) or between any such person and any third party (including, without limitation, the Buyer or any Acquired Company or any affiliate thereof) or otherwise incurred or suffered as a result of or arising out of such actions or inactions by the Sellers' Representative, in its capacity as such, (and with respect to CLIP, as limited by Section 12.16(b)) or otherwise relating to the McNeil Trust's (or any successor's ) appointment as the Sellers' Representative, except to the extent arising out of the gross negligence or willful misconduct of Sellers' Representative.

      (d) Each Seller covenants and agrees that it will not voluntarily revoke the power of attorney conferred in this Section 12.16.

      (e) The Sellers' Representative may resign as the Sellers' Representative for any reason and at any time by written notice to the Buyer and each Seller. If at any time the McNeil Trust (or any successor Sellers' Representative) resigns from its position as the Sellers' Representative, the McNeil Trust (or any successor Sellers' Representative) shall designate another Seller as its successor as soon as practicable and shall notify the Buyer in writing of such designation.

12.17 COVENANT OF EXISTENCE; TRUSTEES

The McNeil Trust hereby covenants and agrees not to liquidate, dissolve or otherwise cease its existence for a period of sixteen (16) months following the Closing Date. The parties hereto acknowledge and agree that (i) Richard T. Niner and Robert W. Cruickshank are entering into this Agreement in their fiduciary capacity as Trustees of the Robert L. McNeil, Jr. 1983 Trust under Trust Agreement dated November 30, 1983 and not in their individual capacities, and
(ii) any liability of Richard T. Niner and Robert W. Cruickshank hereunder shall be limited to the assets of the Robert L. McNeil, Jr. 1983 Trust and such persons shall have no personal liability hereunder or arising out of the Contemplated Transactions.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:
-----

ENCORE MEDICAL CORPORATION


By: /s/ Kenneth W. Davidson
    ------------------------------------------
Name: Kenneth W. Davidson
      ----------------------------------------
Title: Chief Executive Officer and President
       ---------------------------------------

Sellers:
-------


By: /s/ Richard T. Niner
    ------------------------------------------
    Richard T. Niner, as Trustee of
    The Robert L. McNeil, Jr. 1983
    Trust under Trust Agreement
    Dated November 30, 1983 and
    not in his individual capacity


By: /s/ Robert W. Cruickshank
    ------------------------------------------
    Robert W. Cruickshank, as
    Trustee of The Robert L.
    McNeil, Jr. 1983 Trust under
    Trust Agreement Dated
    November 30, 1983 and
    not in his individual capacity


CHATT INVESTMENT L.P.
  By: Chatt Investment Corporation, its
  General Partner

By: /s/ Joan P. Neuscheler
    ------------------------------------------
Name: Joan P. Neuscheler
      ----------------------------------------
Title: Vice President
       ---------------------------------------

Management Option Holders:
-------------------------


By: /s/ Paul D. Chapman
    ----------------------------------
    Paul D. Chapman, individually


By: /s/ Scott A. Klosterman
    ----------------------------------
    Scott A. Klosterman, individually


By: /s/ Charles M. Thomas
    ----------------------------------
    Charles M. Thomas, individually


By: /s/ David C. Linville
    ----------------------------------
    David C. Linville, individually